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                            AGREEMENT AND PLAN OF MERGER


                                    BY AND AMONG


                               ELTRAX SYSTEMS, INC.,

                          WINDWARD ACQUIRING CORPORATION,

                                        AND

                          WINDWARD TECHNOLOGY GROUP, INC.,


                                   MARCH 31, 1999

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
                            AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1999 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Parent"), WINDWARD ACQUIRING CORPORATION., a Georgia corporation and a wholly owned subsidiary of Parent ("Acquiring Sub"), WINDWARD TECHNOLOGY GROUP, INC., a Georgia corporation ("Windward"), and the shareholders of Windward, whose names are set forth in this signature blocks to this Agreement (collectively, the "Shareholders").

                                      RECITALS

     A. The Boards of Directors of Parent, Acquiring Sub and Windward each have approved the merger of Windward with and into Acquiring Sub upon the terms and subject to the conditions set forth herein (the "Merger") and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated; and

     B. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. For accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests within the meaning of Accounting Principles Board Opinion No. 16 ("APB Opinion No. 16").

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE
                                       1.
                                   THE MERGER

        1.1.    THE MERGER.

        Simultaneously with the Closing (defined below), the parties hereto will effect the Merger by filing the required number of originals of the articles of merger. The Merger will become effective at the time specified in the articles of merger (the "Effective Time").

        1.2.    SURVIVING CORPORATION.

        At the Effective Time, Windward will be merged with and into Acquiring Sub, in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC"), whereupon the separate existence of Windward will cease and Acquiring Sub will continue as the surviving corporation (the "Surviving Corporation"). The identity, existence, rights, privileges, powers, franchises, properties and assets of Windward shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Acquiring Sub shall be vested in the Surviving Corporation.

        1.3.    MERGER CONSIDERATION.

        The aggregate consideration payable to the Shareholders will be One Million Three Hundred Seventy Five Thousand (1,375,000) shares of Parent common stock, par value $.01 per share (the "Parent Common Stock").

        1.4.    CONVERSION OF SHARES.

        At the Effective Time:

                (a) Each share of Windward common stock outstanding immediately prior thereto the ("Windward Common Stock") will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive,
        38.09497423 shares of Parent Common Stock, adjusted to the nearest whole number, as set forth below:

                               Shares of Windward              Shares of Parent
        Shareholder               Common Stock                   Common Stock
        -----------            ------------------              ----------------
        David Able                  6,000                   228,570 shares of Parent
                                                            Common Stock

        Ian Bresnahan              10,000                   380,950 shares of Parent
                                                            Common Stock

        Todd Cochran                4,000                   152,380 shares of Parent
                                                            Common Stock

        Joshua Shipman             10,000                   380,950 shares of Parent
                                                            Common Stock

        Mike Kulzer                   521                   19,847 shares of Parent
                                                            Common Stock

        Fred Nix                    1,562                   59,504 shares of Parent
                                                            Common Stock

        Tom Loughran                2,048                   78,019 shares of Parent
                                                            Common Stock

        George Lusk                   711                   27,086 shares of Parent
                                                            Common Stock

        William M. Gillespie          711                   27,086 shares of Parent
                                                            Common Stock

        Richard Dotson                541                   20,609 shares of Parent
                                                            Common Stock

                (b) Each share of common stock of Acquiring Sub, no par value, issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation, no par value.

                 (c) The Shareholders will cease to have any rights as Shareholders of Windward, except such rights, if any, as they may have pursuant to the GBCC.

        1.5.    CLOSING.

        The closing of the Merger (the "Closing") will be held on March 31, 1999 or such later date as mutually determined by Parent and Windward (the "Closing Date"), but in no event later than April 15, 1999 (the "Termination Date"). The Closing will be held at such location as mutually determined by the parties.

        1.6.    ARTICLES OF INCORPORATION.

        The articles of incorporation of Acquiring Sub as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation until further amended in accordance with applicable law.

        1.7.    BYLAWS.

        The bylaws of Acquiring Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until amended or repealed in accordance with applicable law.

        1.8.    DIRECTORS AND OFFICERS.

        Immediately after the Effective Time of the Merger, the directors and officers of the Surviving Corporation will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:


            DIRECTORS                              OFFICERS
            ---------                              --------
         Clunet R. Lewis                 Ian Bresnahan - President
                                         Clunet R. Lewis - Secretary
                                         Nicholas J. Pyett -  Treasurer

                                    ARTICLE
                                       2.
                         REPRESENTATIONS AND WARRANTIES
                     OF WINDWARD AND CERTAIN SHAREHOLDERS

        Windward and each of Ian Bresnahan, Joshua Shipman, David G. Able and Todd A. Cochran (the "Initial Shareholders") severally represent and warrant to Parent and to Acquiring Sub that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date:

        2.1.    CORPORATE ORGANIZATION.

        Except as disclosed in Schedule 2.1, Windward is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Windward has heretofore delivered to Parent complete and correct copies of its articles or certificate of incorporation and bylaws, as presently in effect. In addition, Windward has delivered to Parent a good standing certificate from the State of Georgia bearing a date within thirty
(30) days of the date of this Agreement. Except as set forth on Schedule 2.1, Windward is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction is not reasonably likely, individually or in the aggregate, to have a material adverse effect on the business of Windward taken as a whole. Windward does not own or control any interest in any corporation, partnership, joint venture or other business association or entity.

        2.2.    CAPITALIZATION.

                (a) The authorized capital stock of Windward consists of 100,000 shares of common voting stock, no par value. Except as set forth on Schedule 2.2, a total of 36,094 shares of common voting stock will be issued and outstanding on or prior to the Closing and owned by the Shareholders as set forth on Schedule 2.2. Except as set forth on Schedule 2.2, all issued and outstanding shares of capital stock of Windward are (or will be) duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of, any preemptive rights. Except as set forth on Schedule 2.2, there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of Windward or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. Except as set forth on Schedule 2.2, there are no contracts, commitments, understandings, arrangements or restrictions by which Windward or any of its Shareholders are bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Windward or any securities convertible into or exchangeable for such shares, securities or rights.

                (b) Notwithstanding anything to the contrary set forth in this Agreement, including the Schedules hereto, each Shareholder represents and warrants that neither he nor any third person has any claim, right or interest in or to shares of Windward Common Stock other than as allocated on Schedule 2.2

        2.3.    AUTHORIZATION.

        The Shareholders and the Board of Directors of Windward have taken all action required by law, the articles or certificate of incorporation and bylaws of Windward and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions described herein (the "Transactions"). No other consent or approval from any party is necessary to validly complete the Transactions, other than as may be required under the GBCC. This Agreement has been duly and validly executed and delivered by the Shareholders and Windward, and is the valid and binding legal obligation of the Shareholders and Windward, enforceable against each of them in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the "Enforceability Exceptions"), or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

        2.4.    NON-CONTRAVENTION.

        Except as set forth on Schedule 2.4, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of Windward; (ii) require that written consent first be obtained from any third party; or (iii) be in conflict with, or constitute a default under, any material instrument, agreement or obligation to which Windward is a party.

        2.5.    FINANCIAL STATEMENTS.

        Windward has furnished to Parent the unaudited balance sheet and statement of earnings for Windward as of and for the fiscal year ended December 31, 1998 and for the two month period ended February 28, 1999 (the "Latest Balance Sheet") (collectively, the "Financial Statements"). Except as set forth on Schedule 2.5, the Financial Statements: (i) are in accordance with generally accepted accounting principles in all material respects; (ii) fairly present the financial position and the results of operations of Windward as of the date thereof; and (iii) in all material respects accurately state each of the various account balances.

        2.6.    ACCOUNTS RECEIVABLE.

        Except as set forth on Schedule 2.6: (i) the accounts receivable which are reflected in the Latest Balance Sheet or which arose subsequent thereto were validly obtained in the ordinary course of business of Windward; and (ii) except to the extent of applicable reserves shown in the Latest Balance Sheet, all of the receivables owing to Windward constitute valid and enforceable claims arising from bona fide arms-length transactions, and Windward has not received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off with respect to any receivables.

        2.7.    LIABILITIES.

        Except as set forth on Schedule 2.7, since the date of Latest Balance Sheet Windward has not incurred any liability or obligation of any nature except those that may have been incurred in the ordinary course of business and consistent with past practices.

        2.8.    INVESTIGATIONS; LITIGATION.

        Except as described on Schedule 2.8, there are no material claims or actions by anyone against Windward that are pending or, to the knowledge of Windward or any of the Shareholders, have been threatened. To the knowledge of Windward or any of the Shareholders, there is no basis for any such claim or action.

        2.9.    ABSENCE OF CERTAIN CHANGES.

        Except as set forth on Schedule 2.9 since February 28, 1999, Windward has not suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action, which is reasonably likely to have a material adverse effect on the business of Windward taken as a whole.

        2.10.   TITLE TO PROPERTY; CONDITION.

        Except as set forth on Schedule 2.10:

                (a) Windward has good and marketable title in and to all of the assets reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since February 28, 1999 (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business), subject to no material lien of any kind or nature;

                (b)     Windward owns no real property;

                (c) All inventory of Windward consists of a quality and quantity usable and salable in the ordinary course of business, except as reserved against in the Latest Balance Sheet, or included in reserves made prior to Closing, consistent with ordinary and customary practices.

        2.11.   TAX RETURNS.

        Except as disclosed on Schedule 2.11, proper and accurate amounts have been withheld by Windward from its employees for federal and state tax purposes for taxable year 1998 and periods ending on or before March 31, 1999 and, to the extent due under applicable law, have been deposited with appropriate depositories or taxing authorities in compliance in all material respects with the tax withholding, deposit and payment provisions of applicable federal, state, and local laws. Except as disclosed on Schedule 2.11, Windward has timely filed all federal, state, local, and other such Tax returns and reports that are due on or prior to the Closing Date (giving effect to any extensions of time to file such returns), and except as disclosed on Schedule 2.11, Windward has timely paid all governmental taxes, levies, duties, license and registration fees and charges of any nature whatsoever including penalties and interest imposed thereon ("Taxes") due and payable in respect of such returns and reports. Except as disclosed on
Schedule 2.11, to the knowledge of Windward and the Shareholders, all such returns are true, correct and complete in all material respects. Except as disclosed on Schedule 2.11, no Tax returns are presently under audit or examination by any federal, state or local tax authority, and no written adjustments have been proposed or asserted by the Internal Revenue Service or any other agency in respect of any liability for Taxes arising out of or relating to such returns.

        2.12.   INSURANCE.

        Schedule 2.12 contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by Windward, specifying the insurer, the policy number, the term of the coverage and the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums that are due as of the date hereof and as of the Closing Date with respect thereto have been paid. Windward has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described under Schedule 2.12.

        2.13.   BENEFIT PLANS.

        Except as disclosed on Schedule 2.13, Windward does not maintain, is not a party to, bound by or a contributor to, or required to contribute to,
(a) any employee pension benefit plans whether or not qualified under Section 401(a) of the Code, (b) any employee welfare benefit plans, or (c) any other compensation, fringe or welfare plan or program, policy, understanding or arrangement providing plan benefits to its employees or employees of others (collectively, the "Employee Plans"). As used in this Section, the terms "employee pension benefit plan" and "employee welfare benefit plan" will have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Employee Plan described on Schedule 2.13 is in compliance with the material requirements of ERISA, and has been operated and administered in accordance with the material requirements of the Code, ERISA and the plan document. To the knowledge of Windward and the Shareholders, all required government filings and disclosures have been timely and fully made, are true, correct and complete in all material respects, and no prohibited transaction or other act or omission which could result in the imposition of an excise tax has occurred. Notwithstanding the foregoing, no representation is made with respect to the effects of terminating the Windward 401(k) Plan, which will occur on or about March 31, 1999.

        2.14.   CONTRACTS AND COMMITMENTS; NO DEFAULT.

        Schedule 2.14 sets forth a complete and accurate list of all agreements or other binding commitments or proposals involving a possible liability or obligation of Windward or the other party of at least $25,000 or which are not terminable without penalty at the option of Windward upon no more than 30 days' notice (the "Contracts"). Windward has made available to Parent true and accurate copies of the Contracts. The Contracts are valid, binding and in full force and effect, and are enforceable against Windward in accordance with their respective terms (subject to the Enforceability Exceptions) and to the knowledge of Windward and the Shareholders are enforceable against the parties thereto in accordance with their terms (subject to the Enforceability Exceptions). Windward is not in default under any of the Contracts, nor has any notice of default been received by Windward. To the knowledge of Windward and the Shareholders, all other parties to the Contracts have performed or are performing all obligations required to be performed by them and are not in default thereunder.

        2.15.   LABOR MATTERS.

        Schedule 2.15 sets forth a list of all employees of Windward and includes their position, current salary, and 1998 wage information for each person. Except as set forth on Schedule 2.15 and except as are not material to the business of Windward: (i) to the knowledge of Windward and the Shareholders, Windward is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against either Windward or any of the Shareholders pending or, to the knowledge of Windward and each of the Shareholders, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Windward and each of the Shareholders, threatened against or directly affecting Windward; (iv) no collective bargaining agreement is binding and in force against either Windward or any of the Shareholders or currently being negotiated by either Windward or any of the Shareholders; or (v) Windward is not delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any pension plan, welfare plan or compensation plan.

        2.16.   INTELLECTUAL PROPERTY RIGHTS.

        (a) Windward owns or is licensed or otherwise possesses legally enforceable rights, directly or through its subsidiaries, under all patents and patent applications and has the right to use all trademarks, trade names, service marks, copyrights and any applications for such trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, the "Intellectual Property) that are necessary to conduct its material business as currently conducted and, except as qualified by or disclosed in Schedule 2.16, is aware of no intellectual property right of any third party that may prevent Windward or its subsidiaries from conducting its business as currently conducted.

        (b) To the knowledge of Windward and the Shareholders, neither Windward nor any of its subsidiaries will be as a result of the execution and delivery of this Agreement or the performance of Windward's obligations under this Agreement, knowingly infringing upon any Intellectual Property rights of others or in breach of any license, sublicense or other agreement relating to the Intellectual Property or third party Intellectual Property rights, except as qualified by or disclosed in Schedule 2.16.

        (c) To the knowledge of Windward and the Shareholders, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Windward and its subsidiaries relating to the conduct of its business consistent with past practice does not infringe upon any Intellectual Property right of any third party; and to the knowledge of Windward and its subsidiaries, the Intellectual Property rights of Windward and its subsidiaries are not knowingly being infringed by activities, products or services of any third party.

        2.17.   HAZARDOUS SUBSTANCES AND HAZARDOUS WASTES.

        Except as set forth on Schedule 2.17:

                (a) To the knowledge of Windward and the Shareholders, there is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Windward (the "Properties") and there has not been generated by or on behalf of Windward any Hazardous Material that would result in a material adverse effect to the business of Windward, taken as a whole. No Hazardous Material has been disposed of or allowed to be disposed of by Windward, or to the knowledge of Windward and the Shareholders by any other party, on or off any of the Properties during the period that Windward owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Windward or Windward being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Windward. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Hazardous Material" means any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a

        "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Environmental Laws" means any law, statute, ordinance, rule or regulation of any governmental authority for which the primary purpose is to control pollution and protect the environment, including the statutes referenced above in this paragraph.

                (b) To the knowledge of Windward and the Shareholders, none of Windward's operations at the Properties is (or, with respect to past Properties and Properties of former subsidiaries, was at the time of disposition) in violation of any Environmental Law (with respect to past Properties and Properties of former subsidiaries, Environmental Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures used by Windward in the conduct of its business at such properties. During the period that Windward owned or leased the Properties, to the knowledge of Windward and the Shareholders, neither Windward nor any third party used, generated, manufactured or stored on, under or about such Properties or transported to or from such Properties any Hazardous Material.

        2.18.   BROKERS.

        Except as disclosed on Schedule 2.18, neither the Shareholders nor Windward or any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either Windward or any of the Shareholders for any such fee or commission to be claimed by any person or entity.

        2.19.   INTENTIONALLY OMITTED.

        2.20.   SHAREHOLDERS' REPRESENTATIONS.

        In addition to the foregoing representations, each of the Shareholders individually represents and warrants to Parent as follows:

                (a) The Shareholders are acquiring the shares of Parent's Common Stock pursuant to the Merger for such Shareholders' sole account (and such Shareholders will be the sole beneficial owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), nor with any present intention of distribution or selling such shares of Parent Common Stock in connection with any such distribution, and such Shareholders understand that such shares have not been registered under the Securities Act or any applicable state securities law and therefore cannot be resold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available.

                (b) There are available over the Internet various public filings made by the Parent with the Securities and Exchange Commission pursuant to its EDGAR filing requirements (the "Eltrax Reports"). The Shareholders have had access to, and have had sufficient time to review and consider, such Eltrax Reports. The Shareholders have been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the Transactions and to obtain any additional information as such Shareholders have requested in writing to verify the accuracy of the Eltrax Reports and copies of any exhibits identified in such documents that such Shareholders have requested.

                (c) The Shareholders have accurately, truthfully and completely executed the Investor Questionnaire, in the form of
        Exhibit 2.20.

                (d) The Shareholders have consented to the following legends on the certificate or certificates for shares of Parent Common Stock to be issued to each such Shareholder in connection with the Merger:

                THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

                THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN
                RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE "GEORGIA SECURITIES ACT OF 1973," AND
                MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A
                TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

        2.21.   ACCURACY OF INFORMATION.

        Neither this Agreement or the Exhibits and Schedules hereto, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. Windward and the Shareholders promptly shall notify Parent of any change or event which is reasonably likely have a material effect on the assets, operations, business, or condition of Windward.

                                   ARTICLE
                                      3.
                         REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

        The Parent represents and warrants to the Shareholders that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct as of the Closing Date:

        3.1.    ORGANIZATION.

        Each of Parent and Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Acquiring Sub is a recently-formed Georgia corporation that has not conducted, and will not conduct prior to the Closing, any activities other than those incident to its formation and in connection with the consummation of the Merger. Each of Parent and Acquiring Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole.

        3.2.    AUTHORITY AND VALIDITY OF AGREEMENT.

        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and Acquiring Sub and by Parent as the sole shareholder of Acquiring Sub, and no other corporate proceedings on the part of Parent or Acquiring Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Acquiring Sub and constitutes valid and binding obligations of Parent and Acquiring Sub, enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions.

        3.3.    CONSENTS AND APPROVALS.

        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, except for any applicable requirements of the Securities Act and state securities laws, and the filing and recordation of appropriate merger documents as required by the GBCC, require any filing with or permit, consent or approval of any authority.

        3.4.    CAPITALIZATION.

        The authorized capital stock of the Parent consists of 50,000,000 shares of Parent Common Stock and 970,000 shares of undesignated preferred stock, of which there were approximately 22,481,118 shares of Parent Common Stock issued and outstanding on March 26, 1999. All shares of Parent Common Stock to be issued and delivered in the Merger will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights.

        3.5.    NON-CONTRAVENTION.

        Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of the Parent or Acquiring Sub; or (ii) be in conflict with, or constitute a default under, any instrument or other agreement or obligation to which the Parent or Acquiring Sub is a party.

        3.6.    SEC REPORTS AND FINANCIAL STATEMENTS.

        Since January 1, 1995, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No subsidiary of Parent is required to file any form, report or other document with the SEC. The audited financial statements for the fiscal year ended December 1998 and the two prior fiscal years have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

        3.7.    ABSENCE OF CERTAIN CHANGES OR EVENTS

        Except for the acquisition of Sulcus Hospitality Technologies Corp. which occurred on March 25, 1999, since December 31, 1998, Parent has not suffered any change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action, which is reasonably likely to have a material adverse effect on the business of Parent taken as a whole.

        3.8.    ACCURACY OF INFORMATION.

        Neither this Agreement, the Exhibits and Schedules hereto, nor the Eltrax Reports, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. Parent promptly shall notify the Shareholders of any change or event which is reasonably likely to have a material effect on the assets, operations, business, condition or prospects of Parent.

                                    ARTICLE
                                       4.
                             [INTENTIONALLY OMITTED]

                                    ARTICLE
                                       5.
                                   COVENANTS

        5.1.    ACCESS TO INFORMATION.

        Subject to applicable law, Windward shall afford to Parent and its respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent shall afford to Windward and its accountants, counsel, financial advisors and other representatives (the "Windward Representatives") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records.

        5.2.    CONFIDENTIALITY.

        The parties hereto will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. This Section 5.2 survives Closing and any termination of this Agreement.

        5.3.    FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

                (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any securities filings.

                (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 6 and Article 7 hereof.

        5.4.    REGISTRATION RIGHTS.

        Parent agrees to provide the Shareholders with the registration rights with respect to Parent Common Stock as set forth on Exhibit 5.4 hereto.

        5.5.    POOLING.

        On and after the Closing Date, each Shareholder covenants that he will not sell, transfer, assign or otherwise directly or indirectly dispose of his shares of Parent Common Stock, or reduce his market risk with respect to such shares before Parent publicly discloses, based on the financial statements of the Parent and the Surviving Corporation on a combined basis, the combined earnings of Parent and Surviving Corporation which includes at least a thirty (30) day period of combined operations. Shareholders and Parent acknowledge and agree that it is anticipated that such first public disclosure by Parent will be through Parent's filing of its quarterly report on Form 10-Q for the quarter ended June 30, 1999, which filing is due on August 16, 1999.

        5.6.    EMPLOYMENT AND NON-COMPETITION.

        Upon Closing, each Initial Shareholder will receive a letter of employment from Parent, in the form of Exhibit 5.6. Each Initial Shareholder covenants that through and including March 31, 2002, or such earlier date as Parent either terminates Shareholder's employment relationship with the Parent without Cause (as defined below), or alters in a materially adverse fashion the terms of Exhibit 5.6:

                (a) He will not, directly or indirectly, alone or as a partner, member, officer, director, shareholder or employee of any other firm or entity, engage in Georgia or South Carolina (the "Restricted Area") in any commercial activity in competition with (i) any part of Windward's business as conducted on the date hereof, or
        (ii) any commercial activities undertaken on behalf of Parent or Windward by the Shareholder during the term of his employment with Parent and Windward. For purposes of this subparagraph, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose voting stock is traded in a public market.

                (b) He will not disclose to a third party unrelated to Windward or Parent, or use to the detriment of Parent or Windward any Confidential Information of which Shareholder has actual knowledge. "Confidential Information" means information or material which is not generally available to others including: (i) information or material relating to the Parent or Windward, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (ii) information or material relating to the Parent's or Windward's inventions, improvements, discoveries, "know-how," technological developments, or unpublished works, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Parent's or Windward's software, products or services; (iii) any information marked "proprietary," "private," or "confidential"; (iv) trade secrets; (v) software in any stage of development, including source code and binary code, software designs, specifications, programming aids (including subroutines and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and (vi) any similar information of the type described above which the Parent or Windward obtained from another party and which the Parent or Windward treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Parent or Windward; provided, however, that "Confidential Information" shall not include any such information that is generally available to others not employed by Parent or that is required to be disclosed by law, court order or legal process.

                (c) He will not divert or attempt to divert, either directly or indirectly, from the Parent, any trade or business with any customer, supplier or vendor with whom such Shareholder has had any contact or association during the term of his employment with Parent and Windward; or

                (d) He will not take any affirmative action, outside the scope of his employment, to induce or attempt to induce any person employed by the Parent to leave the employment of the Parent to engage in any commercial activity in competition with Parent.

                (e) For purposes of this Section 5.6, Cause means (a) fraud of a material nature, or material theft or embezzlement of the Parent's or Surviving Corporation's assets or material misuse of their respective funds, or violation of law constituting a felony,
        (b) the intentional and continued failure of Shareholder to substantially perform Shareholder's duties with Parent as reasonably assigned by Parent from time-to-time (other than any such failure resulting from incapacity due to physical or mental illness; provided that Shareholder shall in no event be required to relocate his location of residence more than 30 miles, and specifically excluding any failure by Shareholder, after reasonable efforts, to meet performance expectations), for a period of 30 days after written notice describing such failure is delivered to Shareholder's home address.

        5.7.    DIRECTORS' AND OFFICERS' INDEMNIFICATION.

                (a) The indemnification provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Windward. Parent hereby guaranties unconditionally the satisfaction of all such rights to indemnification (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the GBCC).

                (b) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 5.7.

        5.8.    TAX RETURNS.

        All Tax returns of Windward that have not been filed for all periods (or portions thereof) ending on or prior to the Closing Date shall be delivered to the Representative (as defined in Section 9.7) for his review and approval (at his own cost and expense), which shall not be unreasonably withheld or delayed, at least fifteen (15) business days prior to their filing. Parent agrees that it will not amend or cause Windward to amend any such Tax returns or any other Tax returns of Windward filed on or prior to the Closing Date, without advance written consent of the Representative. The parties agree that any compensation deduction attributable to the vesting of Windward Common Stock on the Closing Date will be reported on Windward's final Tax returns. If any tax authority determines that Windward qualifies as an "S" corporation for any taxable period (or portion thereof) ending on or prior to the Closing Date, Parent shall cause Surviving Corporation to distribute to the Representative an amount equal to the product of the cumulative taxable income of Windward for such periods and 40%; provided, however, no such distribution shall be made to the extent that any income tax paid with respect to Windward for such periods is not refundable or has not been refunded to the Surviving Corporation.

        5.9.    TRANSFER TAXES.

        All sales and use taxes, as well as any other transfer taxes (exclusive of such taxes, if any, imposed directly on the exchange of Windward stock certificates), shall be a liability of Windward and not the Shareholders.

        5.10.   SECTION 368 MERGER.

        Parent undertakes and agrees to use its best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code. Parent does not have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        5.11.   TAX DISPUTES.

        Notwithstanding any provision of this Agreement to the contrary, Parent shall provide Representative within five (5) days after receipt thereof of notice of any communication received from any taxing authority in connection with any income Tax matter of Windward for any taxable period (or portion thereof) ending on or before the Closing Date, including notice of the commencement of any Tax audit or administrative or judicial proceeding related to the Taxes or income Tax returns of Windward ("Tax Matters"). Such notice shall include copies of any document received from any taxing authority. The Representative may participate, through counsel of his own choosing and at his own expense, in any audit, or administrative or judicial proceeding involving any Tax Matter. Parent shall (and shall cause Acquiring Sub to) cooperate in good faith in each phase of resolving such Tax Matter and no such Tax Matter shall be settled or resolved without the prior written consent of the Representative (which shall not be unreasonably withheld).
The procedures contained in Section 9.6 shall not apply to income tax matters of Windward that constitute Tax Matters.

        5.12.   TAX RECORDS.

        Parent shall (or shall cause Acquiring Sub to) maintain and preserve all Tax records and supporting documents of Windward necessary for Shareholders or Windward to establish any positions taken by Windward on any Tax return for any taxable period (or portion thereof) ending on or prior to the Closing Date. Parent shall (or shall cause Acquiring Sub to) provide Representative reasonable access to such records as is necessary or appropriate for Shareholders to establish any such position.

        5.13.   SURVIVAL.

        The covenants contained in Section 5.8 through and including this
Section 5.13 shall survive until the applicable statutes of limitations expire.

        5.14. EMPLOYEE BENEFITS. For purposes of participation, vesting and (except in the case of Parent's pension plan, if any) benefit accrual under Windward's employee benefit plans, the service of the employees of Windward prior to the Effective Time shall be treated as service with Parent, to the extent permissible under Parent's plans and applicable law.

                                    ARTICLE
                                       6.
              CONDITIONS TO OBLIGATION OF PARENT AND ACQUIRING SUB

        The following are conditions to the obligations of the Parent and Acquiring Sub to close the Transactions:

                (a)     The continued material accuracy of the
        representations and warranties of Windward and the Shareholders contained in this Agreement;

                (b) The performance in all material respects of obligations of each of Windward and the Shareholders contained in this Agreement;

                (c) Parent's receipt of the opinion of Alston and Bird, LLP, counsel for Windward, dated on the Closing Date, in the form reasonably agreed to by counsel for Parent; and

                (d) Parent's receipt of advice from Price Waterhouse, Coopers LLP that the Merger qualifies as a pooling of interests transaction under APB Opinion No. 16.

                                    ARTICLE
                                       7.
           CONDITIONS TO THE OBLIGATION OF WINDWARD AND SHAREHOLDERS

        The following are conditions to the obligations of Windward and the Shareholders to close the Transactions:

                (a)     The continued material accuracy of the
        representations and warranties of Parent contained in this Agreement;

                (b) The performance in all material respects of obligations of the Parent contained in this Agreement;

                (c) Shareholders' receipt of the opinion of Jaffe, Raitt, Heuer & Weiss, P.C., counsel for Parent, dated on the Closing Date, in the form reasonably agreed to by counsel for Windward; and

                (d) The receipt by Shareholders of the employment letters, substantially in the form of Exhibit 5.8.

                (e) Windward shall have received a written opinion of Jaffe, Raitt, Heuer & Weiss, P.C., which shall state that the Shareholders may rely thereon, in form reasonably satisfactory to Windward and the Shareholders (the "Tax Opinion"), to the effect that
        (i) the Merger will constitute a reorganization within the meaning of
        Section 368(a) of the Code, and (ii) the exchange in the Merger of the Windward Common Stock for Parent Common Stock will not give rise to gain or loss to the Initial Shareholders. In rendering such Tax Opinion, counsel shall be entitled to rely upon factual representations of the officers of Windward and Parent reasonably satisfactory in form and substance to such counsel.

                                    ARTICLE
                                       8.
                          TERMINATION AND ABANDONMENT

        8.1.    METHODS OF TERMINATION.

        This Agreement may be terminated and the transactions contemplated herein may be abandoned in accordance with the following:

                (a) By mutual written consent of Parent, Acquiring Sub, Windward and the Shareholders;

                (b) By the Parent and Acquiring Sub, if any of the conditions provided for in Article 6 have not been satisfied or waived in writing by Parent prior to Closing; or

                (c) By Windward and the Shareholders, if any of the conditions provided for in Article 7 have not been satisfied or waived in writing by Windward and the Shareholders prior to Closing; and

                (d) By any party, if on the Termination Date the Transactions have not already closed.

        8.2.    PROCEDURE UPON TERMINATION.

        In the event of termination and abandonment pursuant to Section 8.1(a), written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement will terminate, and the Transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 5.2 will continue to be applicable; and (iii) no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement.

                                    ARTICLE
                                       9.
                          SURVIVAL AND INDEMNIFICATION

        9.1.    SURVIVAL.

        Subject to Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.13 and 9.5(b),
the representations, warranties and covenants of each of the parties hereto will survive the Closing until one (1) year after the Closing Date.

        9.2.    INDEMNIFICATION BY PARENT.

        Parent agrees to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by them including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section
9.2 by reason of (i) any untrue representation of or breach of warranty set forth in Article 3, or (ii) any loss, liability or damage suffered or incurred by the Shareholders by reason of any nonfulfillment of any covenant, agreement or undertaking of Parent in this Agreement

        9.3.    INDEMNIFICATION BY SHAREHOLDERS.

                (a) The Initial Shareholders severally and not jointly, on a pro rata basis, agree to indemnify Parent, Acquiring Sub, their directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, but excluding indirect, special or consequential damages or lost profits, in connection with enforcing the indemnification rights of Parent or Acquiring Sub pursuant to this Section 9.3+(a) by reason of (i) any untrue representation of or breach of warranty set forth in Article 2, or
        (ii) any and all loss, liability or damage suffered or incurred by Parent or Acquiring Sub by reason of any nonfulfillment of any covenant, agreement or undertaking of Windward or any Shareholder in this Agreement;

                (b) Each Shareholder other than an Initial Shareholder, severally and not jointly, on a pro rata basis, agrees to indemnify Parent, Acquiring Sub, their directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation reasonable legal fees and expenses incurred, in connection with enforcing the indemnification rights of Parent or Acquiring Sub pursuant to this Section 9.3(b) by reason of
        (i) any untrue representation of or breach of warranty set forth in
        Section 2.2(b) or Section 2.20, or (ii) any and all loss, liability or damage suffered or incurred by Parent or Acquiring Sub by reason of any nonfulfillment of any covenant, agreement or undertaking set forth in Section 5.5;

                (c) Notwithstanding the foregoing, any such indemnification obligation shall be reduced by the net insurance proceeds, if any, collected by Parent, under or pursuant to Windward insurance policies existing on or prior to the Closing Date, as well as any tax benefit inuring to Parent. The amount of any such tax benefit shall be determined by taking into account the effect, if any and to the extent reasonably determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such losses (and any corresponding future adjustments) and shall otherwise be determined so that payment by the Indemnifying Party of the indemnification obligation, as adjusted to give effect to any such tax benefit, will make the Claimant as economically whole as is reasonably practical with respect to the losses upon which the indemnification obligation is based. In determining such tax benefit, the Claimant (as defined below) shall make available to the Indemnifying Party, calculations (in reasonable detail) setting forth the tax benefit and applicable supporting documents. Any dispute as to the amount of the tax benefit shall be resolved by arbitration as provided in this Agreement;

                (d) Notwithstanding the foregoing, no Shareholder other than the Shareholder who actually breaches the covenant set forth in
        Section 5.5 shall have an indemnification obligation with respect to a breach of Section 5.5; and provided further, that any breach of
        Section 2.2(b) shall not be subject to either Section 9.1 or the Threshold Amount (defined below), but any losses of Parent arising from such breach shall be limited to additional Merger consideration that Parent or Windward pays to a person, consistent with Section 9.6, who claims to be entitled to a portion of the Parent Common Stock paid to the Shareholders, plus Parent's and Windward's reasonable fees and expenses incurred in defending any such claim;

                (e) Notwithstanding the foregoing, Parent shall be entitled to no indemnification based upon the claim that a Shareholder violation of this Section 9.3 has caused a decrease in the trading value of Parent's common stock.

        9.4.    LIMITATION ON INDEMNIFICATION.

        Each Shareholders' aggregate indemnification obligations under this
Article 9 will be limited to an amount equal to the Parent Common Stock multiplied by each of the following: (i) the closing price of such stock on the Closing Date and (ii) the percentage of Parent Common Stock received by such Shareholder. In the discretion of each of the Shareholders, any payment on a claim made pursuant to this Article 9 may be made in cash or shares of Parent Common Stock, with the value of such shares, for purposes of satisfying any such claim, equal to the closing price of Parent's stock in effect on the Closing Date.

        9.5.    INDEMNIFICATION DE MINIMIS THRESHOLD.

                (a) Except as expressively provided otherwise herein, and subject to the provisions of Section 9.5(b), neither of the Shareholders nor the Parent, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to matters arising hereunder is more than Two Hundred Thousand Dollars ($200,000) (the "Threshold Amount").
        Subject to the limitations of Section 9.4, when the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the Two Hundred Thousand Dollars ($200,000) that amounted to the Threshold Amount. Once the aggregate amount of all indemnification claims hereunder equal or exceed the Threshold Amount, the Shareholders or the Parent, as the case may be, will be entitled to full indemnification for all claims. The parties hereto agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount will be deemed to be a definition of "material" for any purpose in this Agreement.

                (b) Notwithstanding the foregoing, in the case of any untrue representation with respect to which any Shareholder had actual present knowledge (without a requirement of due inquiry) at the time of Closing that such representation was untrue, without disclosing such to Parent on or prior to the Closing Date, the Shareholders, severally, will promptly pay Parent the full indemnification claim without regard to the Threshold Amount set forth in this Section, or the time limitation set forth in Section 9.1.

        9.6.    CLAIMS FOR INDEMNIFICATION.

        The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Claimant"). Whenever any claim arises for indemnification hereunder the Claimant will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Claimant shall have the right to participate in such defense at its own expense; and PROVIDED, HOWEVER that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Claimant shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Claimant shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Claimant shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Claimant in so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Claimant will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Claimant is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within twenty (20) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 10.12 hereof. If timely notice of objection is not delivered or if a claim by an Claimant is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of a Claimant, the Claimant, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Claimant or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing. If the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 9, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the loss, liability, damage, cost or expense to which such indemnification relates; provided, however, that the Indemnifying Party shall be subrogated only to the extent of any amount paid by it pursuant to this
Article 9 in connection with such loss, liability, damage, cost or expense.

        9.7.    REPRESENTATIVE.

        Ian Bresnahan (the "Representative") shall, by virtue of the Merger and the execution of this Agreement by the Shareholders, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Shareholders (with full power of substitution in the premises) in connection with the indemnity provisions of this Article 9, as they relate to the Shareholders generally, the notice provision of this Agreement, such other matters as are reasonably necessary for the consummation of the Transactions including, without limitation, to act as the representative of such Shareholders, to compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement. Parent and the Surviving Corporation and each of their respective affiliates shall be entitled to rely on such appointment and treat such Representative as the duly appointed attorney-in-fact of each Shareholder. Each Shareholder who receives any Parent Common Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Parent to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Shareholders.

        9.8.    SOLE REMEDY.

        Subject to Section 10.11 below, the indemnification obligations as set forth in this Article 9 are the sole and exclusive remedy that Parent and its affiliates and related parties may pursue against the Shareholders and their affiliates or related parties for a breach of the terms of this Agreement.

                                    ARTICLE
                                      10.
                            MISCELLANEOUS PROVISIONS

        10.1.   EXPENSES.

        Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the Transactions are consummated.

        10.2.   AMENDMENT AND MODIFICATION.

        Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

        10.3.   WAIVER OF COMPLIANCE; CONSENTS.

        Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

        10.4.   NO THIRD PARTY BENEFICIARIES.

        Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

        10.5.   NOTICES.

        All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

                If to either Windward or any of the Shareholders:

                            To:     Windward Technology Group, Inc.
                                    1800 Sandy Plains Parkway
                                    Marietta, GA 30066
                                    Attention:  Ian Bresnahan
                                    Fax:  (770) 514-1364

                            With a copy to:

                                    Alston & Bird LLP
                                    One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia 30309-3434
                                    Attention:  Andrea Lee Lyman
                                    Fax:  404/881-7777

or to such other person or address as either Windward or the Shareholders will furnish to the other parties hereto in writing in accordance with this Section.

                If to Parent or the Acquiring Sub:

                            To:     Eltrax Systems, Inc.
                                    2000 Town Center, Suite 690
                                    Southfield, MI 48075
                                    Attn: Clunet R. Lewis
                                    Fax:  (248) 358-2743

                            With a copy to:

                                    Jaffe, Raitt, Heuer & Weiss
                                    One Woodward Avenue, Suite 2400
                                    Detroit, MI 48226
                                    Attn: William E. Sider, Esq.
                                    Fax: (313) 961-8358

or to such other person or address as either Parent or Acquiring Sub will furnish to the other parties hereto in writing in accordance with this Section.

        10.6.   ASSIGNMENT.

        This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement upon notice to Windward and the Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby.

        10.7.   GOVERNING LAW.

        This Agreement and all legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Georgia (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

        10.8.   COUNTERPARTS.

        This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        10.9.   HEADINGS.

        The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

        10.10.  ENTIRE AGREEMENT.

        The Schedules and the Exhibits referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated January 25, 1999 between Parent and Windward and all amendments and extensions thereof).

        10.11.  INJUNCTIVE RELIEF.

        It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Sections 5.2 and 5.6. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 5.2 and 5.6 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

        10.12.  ARBITRATION.

        With the sole exception of the injunctive relief contemplated by
Section 10.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Atlanta, Georgia by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Georgia for this purpose.

        10.13.  ATTORNEYS FEES.

        If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

        10.14.  KNOWLEDGE OF WINDWARD AND SHAREHOLDERS.

        Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Windward and the Shareholders, such phrase means the actual present knowledge of either one or all of the Shareholders.

        10.15.  VENUE JURISDICTION.

        The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in the courts of the United States located in the Northern District of Georgia, the Georgia state courts, or the office of the American Arbitration Association located nearest Atlanta, Georgia. Each of Windward, the Shareholders and Parent irrevocably accept for itself or himself and in respect of its or his property, generally and unconditionally, the jurisdiction of such courts. Each of Windward, Shareholders and Parent irrevocably consent to the service of process out of any such courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address as set forth in this Agreement, or in the records of the Surviving Corporation, such service to become effective ten (10) days after such mailing. Nothing in this Section 10.15 shall affect the right of any party to serve process in any other manner permitted by law. Each of Windward, the Shareholders and Parent irrevocably waive any right it or he may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 10.15.

                           (SIGNATURES FOLLOW ON NEXT PAGE)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                WINDWARD:
-------                                ---------

Eltrax Systems, Inc.                   Windward Systems, Inc.


By:     /s/ Clunet R. Lewis            By:   /s/ Ian Bresnahan
   ----------------------------------     ------------------------------------
   Clunet R. Lewis, its Secretary and     Ian Bresnahan, its President
   General Counsel

ACQUIRING SUB:                         SHAREHOLDERS:
--------------                         -------------

Windward Acquiring Corp.
                                       /s/ David G. Able
                                       ---------------------------------------
                                       David G. Able
By:  /s/ Clunet R. Lewis
   ----------------------------------
     Clunet R. Lewis, its              /s/ Ian Bresnahan
     President                         ---------------------------------------
                                       Ian Bresnahan

                                       /s/ Todd A. Cochran
                                       ---------------------------------------
                                       Todd A. Cochran

                                       /s/ Joshua Shipman
                                       ---------------------------------------
                                       Joshua Shipman

                                       /s/ Mike Kulzer
                                       ---------------------------------------
                                       Mike Kulzer

                                       /s/ Fred Nix
                                       ---------------------------------------
                                       Fred Nix

                                       /s/ Tom Loughran
                                       ---------------------------------------
                                       Tom Loughran

                                       /s/ George Lusk
                                       ---------------------------------------
                                       George Lusk

                                       /s/ William M. Gillespie
                                       ---------------------------------------
                                       William M. Gillespie

                                       /s/ Richard Dotson
                                       ---------------------------------------
                                       Richard Dotson

                             EXHIBITS AND SCHEDULES


Schedule 2.1            Windward Disclosure Regarding Corporate Organization
Schedule 2.2            Windward Disclosure Regarding Capitalization
Schedule 2.4            Windward Disclosure Regarding Non-Contravention
Schedule 2.5            Windward Disclosure Regarding Financials
Schedule 2.6            Windward Disclosure Regarding Accounts Receivable
Schedule 2.7            Windward Disclosure Regarding Liabilities
Schedule 2.8            Windward Disclosure Regarding Litigation
Schedule 2.9            Windward Disclosure Regarding Adverse Changes
Schedule 2.10           Windward Disclosure Regarding Title to Assets
Schedule 2.11           Windward Disclosure Regarding Taxes
Schedule 2.12           Windward Disclosure Regarding Insurance
Schedule 2.13           Windward Disclosure Regarding Benefit Plans
Schedule 2.14           Windward Disclosure Regarding Contracts
Schedule 2.15           Windward Disclosure Regarding Labor Matters
Schedule 2.16           Windward Disclosure Regarding Intellectual Property
Schedule 2.17           Windward Disclosure Regarding Hazardous Substances
Schedule 2.18           Windward Disclosure Regarding Brokers and Finders
Exhibit 2.20            Investor Questionnaire
Exhibit 5.4             Registration Rights of Shareholders
Exhibit 5.6             Form of Employment Letter


        In accordance with Item 601(b)(2) of Regulation S-K, the exhibits and schedules described in the List of Exhibits and Schedules of this Agreement have not been filed with the Current Report on Form 8-K to which this Agreement is an exhibit. The Registrant hereby agrees to furnish supplementally copies of such exhibits and schedules to the Commission upon request.